UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3790 Via de la Valle, Del Mar, CA 92014

(Address of principal executive offices, with zip code)

(858) 259-4265

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2010, the Company and Richard A. Sackett, as Trustee, entered into the Liquidating Trust Agreement (the “Trust Agreement”), for the creation and operation of the REMEC Liquidating Trust (the “Trust”). The purpose of the Trust is to wind up the affairs of the Company, liquidate the Company’s remaining assets, distribute the proceeds therefrom to the holders of beneficial interests and pay any liabilities, costs and expenses of the Company or the Trust.

On December 31, 2010, the Company will transfer its then remaining assets and liabilities to the Trustee to hold in trust for the holders of the beneficial interests in accordance with the terms of the Trust Agreement; the Company’s stock records will be closed; and each shareholder of the Company will automatically become the holder of one unit of beneficial interest in the Trust for each one share of the Company’s Common Stock then held of record by such shareholder.

The Trust Agreement is attached hereto as Exhibit 10.8, and is incorporated by reference herein.

Item 8.01	Regulation FD Disclosure.

Effective November 16, 2010, the Board of Directors of REMEC, Inc. (OTCBB: REMC.OB) declared a liquidating cash distribution of $0.88 per share to shareholders of record at the close of market (4:00 p.m. Eastern Time) on November 29, 2010. The payment date is expected to be on December 10, 2010.

The Board set the distribution amount at a level it believes will result in the Company retaining sufficient available cash following the distribution to cover reserves for estimated liabilities as reflected on the Company’s current financial statements as well as an additional amount for currently unknown liabilities and expenses. While the Company has endeavored to make adequate reserves for all known and contingent liabilities, there is no guarantee that the reserves established by the Company will be adequate to cover such expenses and liabilities.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.8	Liquidating Trust Agreement, dated November 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: November 16, 2010	By:	/s/ Richard A. Sackett
Richard A. Sackett, President

EXHIBIT INDEX

Exhibit No.	Description
10.8	Liquidating Trust Agreement, dated November 16, 2010.